EXHIBIT 2.1
















                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG


                       NATURAL MICROSYSTEMS CORPORATION,

                            NMS ACQUISITION CORP.,

                                TEK-NIQUE, INC.

                                AND CERTAIN OF

                      THE STOCKHOLDERS OF TEK-NIQUE, INC.


                           DATED AS OF JUNE 14, 1996






















                                TABLE OF CONTENTS

1.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.    Basic Transaction . . . . . . . . . . . . . . . . . . . . . . . . .    1
      (a)   The Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    1
      (b)   Actions at the Closing  . . . . . . . . . . . . . . . . . . .    1
      (c)   Effect of Merger  . . . . . . . . . . . . . . . . . . . . . .    2
      (d)   Issuance of Merger Consideration; Contingent Shares . . . . .    3
      (e)   Escrow Agents . . . . . . . . . . . . . . . . . . . . . . . .    3
      (f)   Closing of Transfer Records . . . . . . . . . . . . . . . . .    3
      (g)   The Representatives . . . . . . . . . . . . . . . . . . . . .    3

3.    Representations and Warranties of the Major Stockholders  . . . . .    4
      (a)   Organization; Qualification; Corporate Power; Authorization
            of Transaction  . . . . . . . . . . . . . . . . . . . . . . .    4
      (b)   Capitalization  . . . . . . . . . . . . . . . . . . . . . . .    4
      (c)   Noncontravention  . . . . . . . . . . . . . . . . . . . . . .    5
      (d)   Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . .    5
      (e)   Title to Assets . . . . . . . . . . . . . . . . . . . . . . .    5
      (f)   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .    5
      (g)   Financial Statements  . . . . . . . . . . . . . . . . . . . .    5
      (h)   Events Subsequent to Most Recent Fiscal Year End  . . . . . .    6
      (i)   Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .    8
      (j)   Legal Compliance  . . . . . . . . . . . . . . . . . . . . . .    8
      (k)   Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . .    8
      (l)   Real Property . . . . . . . . . . . . . . . . . . . . . . . .    9
      (m)   Intellectual Property . . . . . . . . . . . . . . . . . . . .   11
      (n)   Tangible Assets . . . . . . . . . . . . . . . . . . . . . . .   13
      (o)   Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .   13
      (p)   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .   13
      (q)   Notes and Accounts Receivable . . . . . . . . . . . . . . . .   15
      (r)   Powers of Attorney  . . . . . . . . . . . . . . . . . . . . .   15
      (s)   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   15
      (t)   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .   16
      (u)   Product Warranty  . . . . . . . . . . . . . . . . . . . . . .   16
      (v)   Product Liability . . . . . . . . . . . . . . . . . . . . . .   17
      (w)   Employees . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      (x)   Employee Benefits . . . . . . . . . . . . . . . . . . . . . .   17
      (y)   Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . .   20
      (z)   Environment, Health, and Safety . . . . . . . . . . . . . . .   20
      (aa)  Certain Business Relationships with TEKnique  . . . . . . . .   21
      (bb)  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .   21

4.    Representations and Warranties of NMS and the Acquisition Sub . . .   21
      (a)   Organization  . . . . . . . . . . . . . . . . . . . . . . . .   21
      (b)   NMS Shares  . . . . . . . . . . . . . . . . . . . . . . . . .   21
      (c)   Authorization of Transaction  . . . . . . . . . . . . . . . .   21
      (d)   Noncontravention  . . . . . . . . . . . . . . . . . . . . . .   21
      (e)   Filings with the SEC  . . . . . . . . . . . . . . . . . . . .   22

                                i








      (f)   Financial Statements  . . . . . . . . . . . . . . . . . . . .   22
      (g)   Events Subsequent to Most Recent Fiscal Quarter End . . . . .   22
      (h)   Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .   22
      (i)   Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . .   22

5.    Obligations at the Closing  . . . . . . . . . . . . . . . . . . . .   22
      (a)   Obligations of TEKnique and the Major Stockholders at the
            Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      (b)   Obligations of NMS at the Closing . . . . . . . . . . . . . .   23

6.    Post-Closing Agreements . . . . . . . . . . . . . . . . . . . . . .   23
      (a)   General . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      (b)   Litigation Support  . . . . . . . . . . . . . . . . . . . . .   24
      (c)   Transition  . . . . . . . . . . . . . . . . . . . . . . . . .   24
      (d)   Confidentiality . . . . . . . . . . . . . . . . . . . . . . .   24

7.    Remedies for Breaches of This Agreement . . . . . . . . . . . . . .   24
      (a)   Survival of Representations and Warranties  . . . . . . . . .   25
      (b)   Indemnification Provisions  . . . . . . . . . . . . . . . . .   25
      (c)   Matters Involving Third Parties . . . . . . . . . . . . . . .   25
      (d)   Other Indemnification Provisions  . . . . . . . . . . . . . .   27

8.    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
      (a)   Cooperation on Tax Matters  . . . . . . . . . . . . . . . . .   27
      (b)   Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . .   28
      (c)   Certain Taxes . . . . . . . . . . . . . . . . . . . . . . . .   28

9.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      (a)   Press Releases and Public Announcements . . . . . . . . . . .   28
      (b)   No Third-Party Beneficiaries  . . . . . . . . . . . . . . . .   28
      (c)   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   28
      (d)   Succession and Assignment . . . . . . . . . . . . . . . . . .   28
      (e)   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   28
      (f)   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      (g)   Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   29
      (h)   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      (i)   Amendments and Waivers  . . . . . . . . . . . . . . . . . . .   30
      (j)   Severability  . . . . . . . . . . . . . . . . . . . . . . . .   30
      (k)   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      (l)   Construction  . . . . . . . . . . . . . . . . . . . . . . . .   30
      (m)   Incorporation of Exhibits and Schedules . . . . . . . . . . .   30
      (n)   Specific Performance  . . . . . . . . . . . . . . . . . . . .   30
      (o)   Submission to Jurisdiction  . . . . . . . . . . . . . . . . .   31
      (p)   Nature of Certain Obligations . . . . . . . . . . . . . . . .   31
      (q)   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .   31

Appendix 1--Certain Defined Terms




                               ii








Exhibit 2(b)--Form of Articles of Merger
Exhibit 2(d)(ii)--Determination of Contingent Shares
Exhibit 2(e)--Form of Escrow Agreement
Exhibit 5(a)(iv)--Form of Opinion of Counsel to TEKnique and the Major Stockholders
Exhibit 5(a)(v)--Required Consents
Exhibit 5(a)(vi)--Form of Investment Agreement
Exhibit 5(b)(iii)--Form of Opinion of Counsel to NMS and the Acquisition Sub Annex I--Disclosure Schedule; Exceptions to Representations and Warranties










































                               iii








                  MERGER AGREEMENT AND PLAN OF REORGANIZATION

      Agreement entered into as of June 14, 1996, by and among Natural MicroSystems Corporation, a Delaware corporation ("NMS"), NMS Acquisition Corp., an Illinois corporation and a wholly-owned Subsidiary of NMS (the "Acquisition Sub"), Tek-Nique, Inc., an Illinois corporation ("TEKnique"), and Herbert L. Pavey and Julius M. Rothschild (together, the "Major Stockholders"). NMS, the Acquisition Sub, TEKnique and the Major Stockholders are referred to collectively herein as the "Parties."

      This Agreement contemplates a tax-free merger transaction in which NMS will acquire all of the outstanding capital stock of TEKnique through a reverse subsidiary merger of the Acquisition Sub with and into TEKnique. The stockholders of TEKnique will receive capital stock of NMS in exchange for their capital stock of TEKnique. It is intended that this transaction shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368(a) of the Code. It is intended that the transaction shall be recorded for accounting purposes as a purchase.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

      1. Definitions. Certain capitalized terms are used in this Agreement as specifically defined in Appendix 1 hereto.

      2.    Basic Transaction.

      (a) The Merger. On and subject to the terms and conditions of this Agreement, the Acquisition Sub will merge with and into TEKnique (the "Merger") at the Effective Time in accordance with the provisions of the Illinois Corporation Law. TEKnique shall be the corporation surviving the Merger (the "Surviving Corporation").

      (b)   Actions  at the  Closing.   At  the  closing of  the  transactions
contemplated by this Agreement (the "Closing") on the date hereof (the "Closing Date"), (i) TEKnique will deliver to NMS and the Acquisition Sub the various certificates, instruments, and documents referred to in Section 5(a) below, (ii) NMS and the Acquisition Sub will deliver to TEKnique the various certificates, instruments, and documents referred to in Section 5(b) below, and (iii) TEKnique and the Acquisition Sub will file with the Secretary of State of the State of Illinois Articles of Merger in the form attached hereto as Exhibit 2(b) (the "Articles of Merger").

      (c)   Effect of Merger.

            (i) General. The Merger shall become effective at the time (the "Effective Time") TEKnique and the Acquisition Sub file the Articles of










      Merger with the Secretary of State of the State of Illinois. The Merger shall have the effect set forth in the Illinois Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either TEKnique or the Acquisition Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

            (ii) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of the Acquisition Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

            (iii) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Acquisition Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

            (iv) Directors and Officers. The directors and officers of the Acquisition Sub shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

            (v) Conversion of TEKnique Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of TEKnique, each outstanding TEKnique Share issued and outstanding at the Effective Time, subject to the terms and conditions of this Agreement, shall be converted into the right to receive and become exchangeable for, 12.45242 NMS Shares (the "Conversion Ratio"), subject to the provisions of Sections 2(c)(vi) and
      (vii) and Section 2(d) below.

            (vi) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect the number of Contingent Shares, if any, determined to be issuable pursuant to Section 2(d)(ii) below and as provided in Exhibit Section 2(d)(ii).

            (vii) Fractional Shares.   No fraction  of an NMS  Share shall  be
      issued, but in lieu thereof each holder of TEKnique Shares who would otherwise be entitled to a fraction of an NMS Share (after aggregating all fractional NMS Shares to be received by such holder after adjustment, if any, to the Conversion Ratio as provided for in Section 2(c)(vi)) shall receive one additional NMS Share.

            (viii) Conversion of Acquisition Sub Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Acquisition Sub, each issued and outstanding share of Common Stock, no par value, of

      Acquisition Sub shall be converted into one share of Common Stock, no par value, of the Surviving Corporation.

      (d) Issuance of Merger Consideration; Contingent Shares. NMS agrees to issue (and deliver certificates evidencing) on the dates indicated to or to the benefit of the stockholders of TEKnique the following number of NMS Shares, to be allocated among the stockholders of TEKnique in proportion to their respective holdings of TEKnique Shares as set forth in Section 3(b) of the Disclosure Schedule (as may be modified from time to time in the manner set forth therein):

            (i)   41,479 NMS Shares, at the Closing; and

            (ii) The number of NMS Shares to be determined as set forth and on the date specified in Exhibit 2(d)(ii) (the "Contingent Shares"); provided that if NMS shall have made, and there is outstanding, a claim for indemnification pursuant to Section 7 below, the Contingent Shares allocable to the Major Stockholders, together with stock powers executed by each in blank, shall be delivered to the Escrow Agents and held pursuant to the terms of the Escrow Agreement.

      (e) Escrow Agents. The Escrow Agents shall be Levun, Goodman & Cohen of Northbrook, Illinois, and Choate, Hall & Stewart of Boston, Massachusetts. In the event Levun, Goodman & Cohen or any successor declines or is unable to serve, it shall be succeeded by such person or entity, reasonably acceptable to NMS as may be designated by the Major Stockholders. In the event Choate, Hall & Stewart or any successor declines or is unable to serve, it shall be succeeded by such person or entity, reasonably acceptable to the Major Stockholders, as may be designated by NMS. All NMS Shares delivered to the Escrow Agents shall be held and distributed in accordance with an agreement substantially in the form of Exhibit 2(e) hereto (the "Escrow Agreement").

      (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of TEKnique Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

      (g) The Representatives. The Representatives shall be Herbert L. Pavey and Julius M. Rothschild, who shall represent the interests of the Stockholders to the extent specified in Section 7(b)(ii) and Exhibit 2(d)(ii)). In the event either of them declines or is unable to serve, the other shall serve as sole Representative. If both of them, or any successors, are unable or decline to serve, successors shall be appointed by a majority of the Stockholders by percentage interest in funds to be distributed as consideration hereunder.

      3. Representations and Warranties of the Major Stockholders. Each of the Major Stockholders jointly and severally represent and warrant to NMS and the Acquisition Sub that the statements contained in this Section 3 are correct and complete in all material respects as of the execution of this Agreement on the date hereof, except as set forth in the disclosure schedule delivered by the Major Stockholders to NMS on the date hereof and attached hereto as Annex I (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization; Qualification; Corporate Power; Authorization of Transaction. TEKnique is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois and is duly qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a material adverse effect on the business or financial condition of TEKnique or PSR Systems, Inc. TEKnique has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists the directors and officers of TEKnique. TEKnique has delivered to NMS correct and complete copies of the charter and bylaws of TEKnique (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of TEKnique are correct and complete. TEKnique is not in default under or in violation of any provision of its charter or bylaws. TEKnique has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of TEKnique, enforceable in accordance with its terms and conditions. TEKnique need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any private third party or any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

      (b) Capitalization. The entire authorized capital stock of TEKnique consists of 1,000,000 TEKnique Shares, of which 3,331 TEKnique Shares are issued and outstanding and no TEKnique Shares are held in treasury. All of the issued and outstanding TEKnique Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Stockholders as set forth in Section 3(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require TEKnique to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to TEKnique. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of TEKnique.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which TEKnique is subject or any provision of the charter or bylaws of TEKnique, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which TEKnique is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

      (d) Brokers' Fees. TEKnique does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (e) Title to Assets. TEKnique has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      (f) Subsidiaries. TEKnique has no Subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust or other business.

      (g) Financial Statements. TEKnique has delivered to NMS the following financial statements (collectively the "Financial Statements"): (i) balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended February 28, 1994, February 28, 1995 and February 29, 1996 (the "Most Recent Fiscal Year End") for TEKnique; and
(ii) balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the two months ended April 30, 1996 (the "Most Recent Fiscal Month End") for TEKnique. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of TEKnique as of such dates and the results of operations of TEKnique for such periods, are correct and complete, and are consistent with the books and records of TEKnique (which books and records are correct and complete).

      (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of TEKnique. Without limiting the generality of the foregoing, since that date:

            (i) TEKnique has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

            (ii) TEKnique has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

            (iii) no party (including TEKnique) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which TEKnique is a party or by which any of them is bound;

            (iv) TEKnique has not imposed any Security Interest upon any of its assets, tangible or intangible;

            (v) TEKnique has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

            (vi) TEKnique has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

            (vii) TEKnique has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

            (viii) TEKnique has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) TEKnique has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

            (x) TEKnique has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except for standard licenses of its software that are commercially available to the public in the Ordinary Course of Business;

            (xi) there has been no change made or authorized in the charter or bylaws of TEKnique;

            (xii) TEKnique has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xiii) TEKnique has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock
      (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xiv) TEKnique has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xv) TEKnique has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xvi) TEKnique has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xvii) TEKnique has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xviii) TEKnique has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

            (xix) TEKnique has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xx) TEKnique has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving TEKnique; and

            (xxii)      TEKnique has not committed to any of the foregoing.

      (i) Undisclosed Liabilities. TEKnique does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (j) Legal Compliance. TEKnique has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      (k)   Tax Matters.

            (i) TEKnique has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by TEKnique (whether or not shown on any Tax Return) have been paid. TEKnique is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where TEKnique does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of TEKnique that arose in connection with any failure (or alleged failure) to pay any Tax.

            (ii) TEKnique has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iii) No Stockholder or director or officer (or employee responsible for Tax matters) of TEKnique expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of TEKnique either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders and the directors and officers (and employees responsible for Tax matters) of TEKnique has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to TEKnique for taxable periods ended on or after December 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. TEKnique has delivered to NMS correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TEKnique since December 31, 1990.

            (iv) TEKnique has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (v)   TEKnique has  not filed a consent under  Code Section 341(f)
      concerning collapsible corporations. TEKnique has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. TEKnique has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). TEKnique has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. TEKnique is not a party to any Tax allocation or sharing agreement. TEKnique (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was TEKnique) or (B) does not have any Liability for the Taxes of any Person (other than TEKnique) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (vi)  Intentionally Omitted.

            (vii) The unpaid Taxes of TEKnique (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TEKnique in filing its Tax Returns.

      (l)   Real Property.

            (i) TEKnique owns no real property.

            (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to TEKnique. TEKnique has delivered to NMS correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
      Section 3(l)(ii) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the lease or sublease has repudiated any provision thereof;

                  (E) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                  (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                  (G) TEKnique has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (H) to the Knowledge of the Major Stockholders, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (J) to the Knowledge of the Major Stockholders, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

      (m)   Intellectual Property.

            (i) TEKnique owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of TEKnique as presently conducted and as presently proposed to be conducted. Each item of

      Intellectual Property owned or used by TEKnique immediately prior to the Closing hereunder is owned or available for use by TEKnique on identical terms and conditions immediately subsequent to the Closing hereunder. TEKnique has taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (ii) to the Knowledge of the Major Stockholders, TEKnique has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and none of the Stockholders and the directors and officers of TEKnique has ever received, or has Knowledge of, any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that TEKnique must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Stockholders and the directors and officers of TEKnique, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of TEKnique.

            (iii) Section 3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to TEKnique with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which TEKnique has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which TEKnique has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). TEKnique has delivered to NMS correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to NMS correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark of TEKnique used by it in connection with any of its business. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule:

                  (A) TEKnique possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) TEKnique has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that
      TEKnique makes material use of pursuant to license, sublicense, agreement, or permission other than commercially available software development, word processing, and spreadsheet software and other similar office software products. TEKnique has delivered to NMS correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the Disclosure Schedule:

                  (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                  (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) to the Knowledge of the Major Stockholders, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                  (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) ((C) being to the Knowledge of the Major Stockholders), above are true and correct with respect to the underlying license;

                  (F) to the Knowledge of the Major Stockholders, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending, or to the
            Knowledge of the Major Stockholders, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (H) TEKnique has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (v) To the Knowledge of any of the Stockholders and the directors and officers of TEKnique, TEKnique will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

            (vi) None of the Stockholders and the directors and officers of TEKnique had any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of TEKnique.

      (n) Tangible Assets. TEKnique owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent) has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

      (o) Inventory. The inventory of TEKnique consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TEKnique.

      (p)   Contracts.   Section 3(p)  of the  Disclosure  Schedule lists  the
following contracts and other agreements to which TEKnique is a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to TEKnique, or involve consideration in excess of $25,000 other than computer software and hardware support and maintenance agreements entered into in the Ordinary Course of Business;

            (iii) any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality (other than those entered into in the Ordinary Course of Business) or noncompetition;

            (vi) any agreement with any of the Stockholders and their Affiliates;

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii)      any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xi) any agreement or license relating in whole or in part to the Intellectual Property of TEKnique (including, without limitation, any agreement or license under which TEKnique has the right to use any Intellectual Property owned or held by a third party or by NMS) which is material to the business, financial condition or results of operations of TEKnique (other than standard licenses for software that is
      commercially  available   to  the  public  in  the  Ordinary  Course  of
      Business);

            (xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of TEKnique;

            (xiii) any agreement pursuant to which material benefits accrue to the other party or parties to such contract as a result of the transactions contemplated by this Agreement, including, without limitation, rights of termination or modification of such agreements;

            (xiv) any  agreement   (or  group  of   related  agreements)   the
      performance of which involves consideration in excess of $25,000; or

            (xv) any other agreement not made in the Ordinary Course of Business.

TEKnique has delivered to NMS a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      (q) Notes and Accounts Receivable. All notes and accounts receivable of TEKnique are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TEKnique.

      (r)   Powers of Attorney.   There are no outstanding powers  of attorney
executed on behalf of TEKnique.

      (s) Insurance. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which TEKnique has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past twelve months:

            (i)   the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither TEKnique nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. To the Knowledge of the Major Stockholders, TEKnique has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting TEKnique.

      (t) Litigation. Section 3(t) of the Disclosure Schedule sets forth each instance in which TEKnique (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Stockholders and the directors and officers (and employees with responsibility for litigation matters) of TEKnique, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of TEKnique. None of the Stockholders and the directors and officers (and employees with responsibility for litigation matters) of TEKnique has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against TEKnique.

      (u) Product Warranty. Each product manufactured, sold, leased, or delivered by TEKnique has been in conformity with all applicable contractual commitments and all express and implied warranties, and TEKnique does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TEKnique. No product manufactured, sold, leased, or delivered by TEKnique is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for TEKnique (containing applicable guaranty, warranty, and indemnity provisions).

      (v) Product Liability. TEKnique does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by TEKnique.

      (w) Employees. To the Knowledge of any of the Stockholders and the directors and officers of TEKnique, no executive, key employee, or group of employees has any plans to terminate employment with TEKnique. TEKnique a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. TEKnique has not committed any unfair labor practice. None of the Stockholders and the directors and officers of TEKnique has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of TEKnique.

      (x)   Employee Benefits.

            (i) Section 3(x) of the Disclosure Schedule lists each Employee Benefit Plan that TEKnique or any member of a Controlled Group of Corporations of which TEKnique is a member ("TEKnique Controlled Group Member") maintains or has ever maintained, has an obligation to contribute to, or has any liability thereunder.

                  (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) is administered in compliance with its terms and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, rulings and other authority issued thereunder.

                  (B)   All required reports and descriptions  (including Form
            5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan as required by ERISA, the Code and other applicable law. The requirements of ERISA Sections 601-609 and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each fund or trust established pursuant to the terms of an Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of TEKnique. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable unrevoked determination letter from the Internal Revenue Service which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect the tax qualified status of any such Employee Pension Benefit Plan.

                  (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination. Neither TEKnique nor a TEKnique Controlled Group Member has incurred any accumulated funding deficiency within the meaning of ERISA.

                  (F) TEKnique has delivered to NMS correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

            (ii) With respect to each Employee Benefit Plan that TEKnique or a TEKnique Controlled Group Member maintains or ever has maintained or to which TEKnique or a TEKnique Controlled Group Member contributes, ever has contributed, or ever has been required to contribute:

                  (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened.

                  (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, arbitration, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened alleging any breach of the terms of any such

            Employee Benefit Plan or of any Fiduciary duties thereunder or violation of any applicable law with respect to any such Employee Benefit Plan. None of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of TEKnique or of a TEKnique Controlled Group Member has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                  (C) TEKnique or a TEKnique Controlled Group Member has not incurred, and none of the Stockholders and the directors and officers (and employees with responsibility for employee benefits matters) of TEKnique or of a TEKnique Controlled Group Member has any reason to expect that TEKnique or a TEKnique Controlled Group Member will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability, as determined under ERISA Sections 4201 et seq.) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

            (iii) TEKnique or a TEKnique Controlled Group Member does not contribute to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability, as determined under ERISA Sections 4201 et seq.) under any Multiemployer Plan.

            (iv) TEKnique or a TEKnique Controlled Group Member does not maintain or ever has maintained or contributes, ever has contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with ERISA Sections 601-609 and Code Section 4980B).

            (v) Subject to applicable requirements of ERISA, neither any provision of any Employee Benefit Plan nor any agreement with any Employee nor any representation or course of conduct by or on behalf of TEKnique or any TEKnique Controlled Group Member would prevent the amendment or termination after the Closing Date of any Employee Benefit Plan without liability to TEKnique or any TEKnique Controlled Group Member.

            (vi) No Employee Benefit Plan is a "multiple employer welfare arrangement" within the meaning of ERISA Section 3(40).

            (vii) With respect to any Employee Benefit Plans that is self-insured, no claims have been made pursuant to any such plan that have not yet been paid and no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such plan.

            (viii) Neither TEKnique nor any TEKnique Controlled Group Member maintains or has any obligation to contribute to any "voluntary employees' beneficiary association" within the meaning of Code Section 501(c)(9) or other funding arrangement for the provision of welfare or fringe benefits.

      (y)   Guaranties.   TEKnique is not  a guarantor or  otherwise is liable
for any Liability or obligation (including indebtedness) of any other Person.

      (z)   Environment, Health, and Safety.

            (i) TEKnique has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, TEKnique has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (ii) TEKnique does not have any Liability (and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against TEKnique giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (iii) All properties and equipment used in the business of TEKnique have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

      (aa) Certain Business Relationships with TEKnique. Neither of the Major Stockholders or their Affiliates (other than PSR Systems, Inc.) has been involved in any business arrangement or relationship with TEKnique within the past 12 months other than being Stockholders, Investors, Officers, or employees, and neither of the Stockholders or their Affiliates (other than PSR Systems, Inc.) owns any asset, tangible or intangible, which is used in the business of TEKnique.

      (bb)  Disclosure.  The representations  and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

      4. Representations and Warranties of NMS and the Acquisition Sub. Each of NMS and the Acquisition Sub represents and warrants to TEKnique that the statements contained in this Section 4 are correct and complete in all material respects as of the date of this Agreement.

      (a) Organization. Each of NMS and the Acquisition Sub is a corporation duly organized, validly existing, and, in the case of NMS, in good standing, under the laws of the States of Delaware and Illinois, respectively.

      (b) NMS Shares. All of NMS Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued when delivered, fully paid, and nonassessable.

      (c) Authorization of Transaction. Each of NMS and the Acquisition Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of NMS and the Acquisition Sub, enforceable in accordance with its terms and conditions.

      (d) Noncontravention. To the Knowledge of any director or officer of NMS, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either NMS or the Acquisition Sub is subject or any provision of the charter or bylaws of either NMS or the Acquisition Sub or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either NMS or the Acquisition Sub is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

      (e) Filings with the SEC. NMS has made all filings with the SEC that it has been required to make under the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (f) Financial Statements. NMS has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (the "Most Recent Fiscal Quarter End") and an Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of NMS and its Subsidiaries as of the indicated dates and the results of operations of NMS and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

      (g)   Events  Subsequent to Most Recent  Fiscal Quarter End.   Since the
Most Recent Fiscal Quarter End, there has not been any material adverse change in the financial condition of NMS and its Subsidiaries taken as a whole.

      (h) Undisclosed Liabilities. None of NMS and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

      (i) Brokers' Fees. None of NMS and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      5.    Obligations at the Closing.

      (a) Obligations of TEKnique and the Major Stockholders at the Closing. At the Closing, TEKnique and the Major Stockholders shall deliver or cause to be delivered to NMS the following:

            (i) severance and noncompetition agreements duly executed by Herbert L. Pavey and Julius M. Rothschild, satisfactory to NMS;

            (ii) Resignations of all of the members of the board of directors of TEKnique, effective as of the close of business on this date;

            (iii) A counterpart of the Escrow Agreement, duly executed by the Stockholders and Levun, Goodman & Cohen;

            (iv) An opinion of Levun, Goodman & Cohen in the form of Exhibit 5(a)(iv) hereto;

            (v) The third party consents, if any, set forth on Exhibit 5(a)(v) hereto;

            (vi) An Investment and Registration Rights Agreement in the form of Exhibit 5(a)(vi) hereto (the "Investment Agreement"), duly executed by NMS; and

            (vii) Certificates   evidencing   all  of   the   TEKnique  Shares
      outstanding prior to the Effective Time.

      (b)   Obligations of  NMS at  the Closing.   At the  Closing, NMS  shall
deliver or cause to be delivered to TEKnique and the Major Stockholders or to the benefit of the stockholders of TEKnique the following:

            (i) Certificates evidencing the NMS Shares to be delivered at the Closing as specified in Section 2;

            (ii) A counterpart of the Escrow Agreement, duly executed by NMS and Choate, Hall & Stewart;

            (iii) An opinion of Choate, Hall & Stewart in the form of Exhibit 5(b)(iii) hereto; and

            (iv) A counterpart of the Investment Agreement, duly executed by TEKnique and all of its stockholders.

      6.    Post-Closing  Agreements.    The  Parties agree  as  follows  with
respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Major Stockholders acknowledge and agree that from and after the Closing NMS will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to TEKnique.

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving TEKnique, each of the other Parties will cooperate with him or it and his or her counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

      (c) Transition. Neither of the Major Stockholders has taken any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of TEKnique from maintaining the same business relationships with TEKnique after the Closing as it maintained with TEKnique prior to the Closing. Each of the Major Stockholders will refer all customer inquiries relating to the businesses of TEKnique to NMS from and after the Closing.

      (d) Confidentiality. Each of the Major Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to NMS or destroy, at the request and option of NMS, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession. In the event that either of the Major Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Major Stockholder will notify NMS promptly of the request or requirement so that NMS may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, either of the Major Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Major Stockholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Major Stockholder shall use his or her reasonable best efforts to obtain, at the reasonable request of NMS, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as NMS shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

      7.    Remedies for Breaches of This Agreement.

      (a) Survival of Representations and Warranties. The representations and warranties made by each of the Parties in this Agreement shall be deemed to have been relied upon by the other Parties hereto and shall survive the Closing, provided that in no event shall any Party be entitled to seek indemnification in respect of any breach of any representation or warranty made herein (except any made in Section 3(b) or the last three sentences of Section 3(a) above, as to which such remedy shall not be so limited) pursuant to this Section 7 unless the Party seeking indemnification has made a written claim therefor pursuant to Section 9(h) below prior to January 1, 1998.

      (b)   Indemnification Provisions.

            (i) In the event TEKnique or either of the Major Stockholders breaches (or in the event any third party alleges facts that, if true, would mean TEKnique or either of the Major Stockholders has breached) any of its or his representations, warranties, and covenants contained herein, provided that NMS makes a written claim for indemnification pursuant to Section 9(h) below prior to January 1, 1998, then each of the Major Stockholders agrees to indemnify NMS from and against the entirety of any Adverse Consequences NMS may suffer through and after the date of the claim for indemnification (including any Adverse Consequences NMS may suffer after December 31, 1997) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided that, in no event shall the Major Stockholders be liable to an amount which exceeds the aggregate fair market value (determined on the basis of the closing price of the NMS Shares on the date of the respective issuances) of the NMS Shares issued to all of the stockholders of TEKnique in consideration for the exchange of all of the TEKnique Shares.

            (ii) In the event NMS breaches (or in the event any third party alleges facts that, if true, would mean NMS has breached) any of its representations, warranties, and covenants contained herein, provided that the Representatives makes a written claim for indemnification against NMS pursuant to Section 9(h) below prior to January 1, 1998, then NMS agrees to indemnify each of the Major Stockholders from and against the entirety of any Adverse Consequences the Major Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholder may suffer after December 31, 1997) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

      (c)   Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii)  Any  Indemnifying Party  will have  the right to  defend the
      Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iv) In the event any of the conditions in Section 7(a)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

      (d) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Major Stockholders hereby agrees that he will not make any claim for indemnification against TEKnique by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by NMS against such Major Stockholder (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      8.    Tax Matters.

      (a)   Cooperation on Tax Matters.

            (i) NMS and the Major Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for TEKnique for all periods after or prior to the Closing Date which are filed after the Closing Date and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Major Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to TEKnique relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by NMS, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if NMS so requests, the Stockholders shall allow NMS to take possession of such books and records.

            (ii) NMS and the Major Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iii) NMS and the Major Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

      (b) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving TEKnique shall be terminated as of the Closing Date and, after the Closing Date, TEKnique shall not be bound thereby or have any liability thereunder.

      (c) Certain Taxes. All transfer, documentary, sales, use, stamp and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Stockholders when due, and Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, and other Taxes and fees, and, if required by applicable law, NMS will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

      9.    Miscellaneous.

      (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of NMS.

      (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

      (e)   Counterparts.    This Agreement  may be  executed  in one  or more
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (f)   Headings.   The section headings  contained in this  Agreement are
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Major
Stockholders:     At the addresses        Copy to:    Levun,  Goodman  & Cohen
                  set forth below their               500 Skokie Boulevard
                  respective signatures               Suite 650
                                                      Northbrook, Illinois
                                                                  60062
                                                      Attn: Michael  J. Cohen,
                                                            Esq.

If to TEKnique:   911 North Plum Grove Rd.      Copy to: Levun, Goodman & Cohen
                  Schaumberg, Illinois  61073         500 Skokie Boulevard
                  Attn:  President                    Suite 650
                                                      Northbrook, Illinois
                                                                  60062
                                                      Attn: Michael  J. Cohen,
                                                            Esq.

If to NMS or the
Acquisition Sub:  8 Erie Drive                  Copy to: Choate, Hall &
                  Natick, MA  01760-1334                 Stewart
                                                      Exchange Place
                                                      53 State Street
                                                      Boston, MA  02109
                                                      Attn:  Richard N. Hoehn,
                                                             Esq.

If to the
Escrow Agents     At their respective addresses
                  set forth above

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Illinois Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided that TEKnique may bear the costs and expenses of the Major Stockholders.

      (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

      (m)   Incorporation  of  Exhibits  and  Schedules.    The  Exhibits  and
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Boston, Massachusetts, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

      (p) Nature of Certain Obligations. The representations, warranties, and covenants in this Agreement are joint and several obligations. Joint and several means that each of the Major Stockholders will be responsible to the extent provided in Section 7 above for the entirety of any Adverse Consequences NMS may suffer as a result of any breach thereof.

      (q) Arbitration. Subject to Section 9(n) all controversies or claims arising among the Parties (or their respective successors or permitted assigns) hereunder which are not resolved within thirty (30) days after either party notifies the other in writing of the controversy or claim, shall be submitted for arbitration on demand of either party. Such arbitration proceedings will be conducted in Boston, Massachusetts, and except as otherwise provided in this Agreement, will be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. There shall be three arbitrators. Each party hereto shall appoint one arbitrator and the two so appointed shall appoint a third. If either party shall refuse to appoint an arbitrator within fourteen (14) days of demand by the other, the arbitration shall proceed without said arbitrator. The arbitrators will have the right to award or include in the award any relief which they deem proper in the circumstances, including, but not limited to, money damages, interest on unpaid amounts, specific performance and other injunctive relief, and reimbursement of arbitration costs. The award and decision of a majority of the arbitrators will be conclusive and binding, and judgment on the award may be entered in any court of competent jurisdiction. Each party hereto, for itself and its respective successors and permitted assigns, acknowledges that any arbitration award may be enforced in a court of competent jurisdiction and waives any right to contest the validity or enforceability of such award.

                                   * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal as of the date first above written.


                                 NATURAL MICROSYSTEMS CORPORATION


                                 By:  John F. Kennedy
                                 Title:  Chief Financial Officer

                                 TEK-NIQUE, INC.


                                 By:  Herbert L. Pavey
                                 Title:  President


                                 NMS ACQUISITION CORP.

                                 By:  John F. Kennedy
                                 Title:  Vice President & Treasurer


                                 MAJOR STOCKHOLDERS:



                                 Herbert L. Pavey
                                 Address: 911 N. Plum Grove Road
                                          Schaumburg, IL  60173


                                 Julius M. Rothschild
                                 Address: 1053 Apple Creek
                                          Des Plaines, IL 60016

























                                  Appendix 1

                             Certain Defined Terms


      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a).

      "Acquisition Sub" has the meaning set forth in the preface.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Certificate of Merger" has the meaning set forth in Section 2(b).

      "Closing" has the meaning set forth in Section 2(b).

      "Closing Date" has the meaning set forth in Section 2(b).

      "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

      "Confidential Information" means any information concerning the business and affairs of TEKnique that is not generally available to the public.

      "Contingent Shares" has the meaning set forth in Section 2(d)(ii).

      "Controlled Group of Corporations" means members of a controlled group of corporations, trades or businesses which are under common control, or affiliated service groups, within the meaning set forth in Code Sections 414(b), (c), and (m), respectively, and as further provided in Code Section 414(o).

      "Conversion Ratio" has the meaning set forth in Section 2(c)(v).

      "Disclosure Schedule" has the meaning set forth in Section 3.

      "Effective Time" has the meaning set forth in Section 2(c)(i).

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2) and the regulations promulgated thereunder.

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1) and the regulations promulgated thereunder.

      "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "Escrow Agents" has the meaning set forth in Section 2(e).

      "Escrow Agreement" has the meaning set forth in Section 2(e).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      "Excess Loss Account" has the meaning set forth in IRS Reg. Section 1.1502-19.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "Fiduciary" has the meaning set forth in ERISA Section 3(21).

      "Financial Statement" has the meaning set forth in Section 3(g).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Illinois Corporation Law" means the Business Corporation Act of the State of Illinois, as amended.

      "Indemnified Party" has the meaning set forth in Section 7(d).

      "Indemnifying Party" has the meaning set forth in Section 7(d).

      "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "IRS" means the Internal Revenue Service.

      "Investment Agreement" has the meaning set forth in Section 5(a)(vi).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Major Stockholders" has the meaning set forth in the preface.

      "Merger" has the meaning set forth in Section 2(a).

      "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

      "Most Recent Fiscal Month End" has the meaning set forth in Section
3(f).

      "Most Recent Fiscal Quarter End" has the meaning set forth in Section
4(f).

      "Most Recent Financial Statements" has the meaning set forth in Section 3(g).

      "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g).

      "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

      "NMS" has the meaning set forth in the preface.

      "NMS Share" means any share of the Common Stock, $.01 par value per share, of NMS.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Party" has the meaning set forth in the preface.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Public Reports" has the meaning set forth in Section 4(e).

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Representatives" has the meaning set forth in Section 2(g).

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "Surviving Corporation" has the meaning set forth in Section 2(a).

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "TEKnique" has the meaning set forth in the preface.

      "TEKnique Share" means any share of the Common Stock, no par value per share, of TEKnique.

      "Third Party Claim" has the meaning set forth in Section 7(d).